Exhibit 5.1

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939 • JONESDAY.COM

May 3, 2022

Cintas Corporation

6800 Cintas Boulevard

P.O. Box 625737

Cincinnati, OH 45262-5737

Re:	$400,000,000 of 3.450% Senior Notes due 2025 of Cintas Corporation No. 2

$800,000,000 of 4.000% Senior Notes due 2032 of Cintas Corporation No. 2

Ladies and Gentlemen:

We have acted as counsel for Cintas Corporation, a Washington corporation (the “Parent”), Cintas Corporation No. 2, a Nevada corporation (the “Issuer”), Cintas Corporation No. 3, a Nevada corporation (together with the Parent, the “Non-Covered Guarantors”), and Cintas Corporate Services, Inc., an Ohio corporation (the “Covered Guarantor”), in connection with the issuance and sale of $400,000,000 aggregate principal amount of the Issuer’s 3.450% Senior Notes due 2025 (the “2025 Notes”) and $800,000,000 aggregate principal amount of the Issuer’s 4.000% Senior Notes due 2032 (together with the 2025 Notes, the “Notes”), and the full and unconditional guarantee of the Notes (the “Guarantees”) by the Non-Covered Guarantors and the Covered Guarantor (collectively, the “Guarantors”), pursuant to the Underwriting Agreement, dated April 26, 2022, by and among the Issuer, the Guarantors and KeyBanc Capital Markets Inc., MUFG Securities Americas Inc. and Wells Fargo Securities, LLC, acting as representatives of the several underwriters named therein. The Notes and the Guarantees are to be issued pursuant to the Indenture, dated as of May 28, 2002 (the “Base Indenture”), by and among the Parent, the Issuer, the Guarantors party thereto and U.S. Bank Trust Company, National Association (as successor trustee to Wachovia Bank, National Association), as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of November 8, 2010 (together with the Base Indenture, the “Indenture”), by and among the Issuer, the Covered Guarantor and the Trustee, with the terms of the Notes established pursuant to Officers’ Certificates, each dated May 3, 2022.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(1) The Notes constitute valid and binding obligations of the Issuer.

(2) The Guarantees constitute valid and binding obligations of the Guarantors.

For purposes of the opinions expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the Indenture and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

Cintas Corporation

May 3, 2022

In rendering the foregoing opinions, we have assumed that (i) each of the Issuer and the Non-Covered Guarantors is a corporation existing and in good standing (or its equivalent) under the laws of its respective jurisdiction of incorporation (each, a “Jurisdiction”), (ii) the Notes or the Guarantees, as applicable, have been (A) authorized by all necessary corporate action of the Issuer and each of the Non-Covered Guarantors and (B) executed and delivered by the Issuer and each of the Non-Covered Guarantors under the laws of the applicable Jurisdiction and (iii) the execution, delivery, performance and compliance with the terms and provisions of the Notes or the Guarantees, as applicable, by the Issuer and each of the Non-Covered Guarantors do not violate or conflict with the laws of the applicable Jurisdiction or the terms and provisions of the articles of incorporation or bylaws of the Issuer and each of the Non-Covered Guarantors, as applicable.

The opinions expressed herein are limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations or judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally; and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Issuer and the Guarantors, and others. The opinions expressed herein are limited to the laws of the State of New York and the laws of the State of Ohio, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Parent and incorporated by reference into the Registration Statement on Form S-3, as amended (Registration No. 333-240362) (the “Registration Statement”), filed by the Issuer and the Guarantors to effect the registration of the Notes and the Guarantees under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Jones Day